EXHIBIT 99.1

Marlin Reports Third Quarter 2020 Results and Declares a Cash Dividend of $0.14 Per Share

Third Quarter Summary:

  Net income of $2.7 million, or $0.23 per diluted share, compared with net income of $7.4 million, or $0.60 per diluted share a year ago and net loss of $5.9 million, or $0.50 per diluted share last quarter. Net income on an adjusted basis* of $3.2 million, or $0.27 per diluted share, compared with net income on an adjusted basis of $7.4 million, or $0.60 per diluted share a year ago
  Ended the quarter with total stockholders’ equity of $182.4 million, book value per share of $15.23 and a consolidated equity-to-assets ratio of 16.49%
  Total 30+ day delinquencies were 2.15%, up from 1.27% prior year, but down from 3.83% in the second quarter
  Expense reduction efforts resulted in a $3.8 million (22%) reduction in Salaries and General and Administrative expenses during the third quarter versus prior year
  Total sourced origination volume of $68.5 million, down 66.0% year-over-year. Average total finance receivables were $924.6 million, down 11.8% year-over-year
  Total allowance for credit losses of $61.3 million; allowance as a percentage of receivables was 6.57% for equipment finance and 13.06% for working capital; annualized net charge-offs of 4.54%, compared with 3.47% in the prior quarter and 1.99% in the third quarter last year

MOUNT LAUREL, N.J., Oct. 29, 2020 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), today reported third quarter 2020 net income of $2.7 million, or $0.23 per diluted share, compared with net loss of $5.9 million, or $0.50 per diluted share in the prior quarter, and net income of $7.4 million, or $0.60 per diluted share a year ago.

Commenting on the Company’s results, Jeffrey A. Hilzinger, Marlin’s President and CEO, said, “Given the significant challenges we faced in the first half of 2020 arising from the COVID-19 pandemic, I am very pleased with the resiliency of our business and our return to profitability in the third quarter. Due to significantly improving portfolio performance and outlook, coupled with the benefits from the cost reductions we implemented earlier in the year, we generated net income of $2.7 million, or $0.23 per diluted share and adjusted net income of $3.2 million, or $0.27 per diluted share. Portfolio performance improved throughout the third quarter and has continued into the fourth quarter. Given these trends, the assumptions underlying our loss reserves have been more informed by our actual experience and our capital position remains strong as we ended the quarter with increased reserve coverage, a total risk-based capital ratio of 22.49%% and book value of $15.23 per share.”

Mr. Hilzinger concluded, “Third quarter total sourced origination volume of $68.5 million was impacted by a number of factors including the disruption caused by the restructuring of our front-office operations, reduced customer demand and lower approval rates from tightened underwriting standards. As we look ahead, we believe that our strong balance sheet and the investments we are making in our digital origination platform put us in a great position to best serve our partners and customers and to take full advantage of the increased demand for small business financing as the economy recovers.”

Results of Operations
Total sourced origination volume for the third quarter of $68.5 million was down 66.0% from a year ago. Direct origination volume of $8.4 million in the third quarter was down 79.8% from $41.6 million in the third quarter of 2019. Indirect origination volume in the third quarter of 2020 was $58.8 million, down 57.9% from $139.5 million in the third quarter last year. Assets originated for sale in the third quarter were not significant, compared with $18.2 million in the third quarter last year. Referral volume totaled $1.3 million, down from $2.4 million in the third quarter last year. Net Investment in Leases and Loans was $847 million, down 18.2% from third quarter last year, while our total managed assets stood at approximately $1.2 billion, down 14.7% from the third quarter last year.

Net interest and fee margin as a percentage of average finance receivables was 8.87% for the third quarter, up 19 basis points from the second quarter of 2020 and down 68 basis points from a year ago. The sequential quarter increase was driven primarily by an increase in new origination loan and lease yields, higher fee income, and a decrease in interest expense resulting from lower deposit rates. The year-over-year decrease in margin percentage was primarily related to the decrease in new origination loan and lease yields, the change in the presentation of residual income driven by the adoption of CECL, and portfolio mix, partially offset by a decrease in interest expense resulting from lower deposit rates. During 2019 and prior periods, residual income was presented in fee income; however, effective in the first quarter 2020, residual income is included in the future cash flows used to assess credit losses and therefore this activity is reflected in the allowance for credit losses. The Company’s interest expense as a percent of average total finance receivables was 203 basis points in the third quarter of 2020 compared with 222 basis points for the prior quarter and 250 basis points for the third quarter of 2019, resulting from lower rates and a shift in mix, as higher rate long-term debt pays down.

On an absolute basis, net interest and fee income was $20.5 million for the third quarter of 2020 compared with $25.0 million in the third quarter last year.

The provision for credit losses was $7.2 million in the third quarter of 2020, compared to $18.8 million in the second quarter of 2020, and $7.7 million in the third quarter of 2019.   In the third quarter of 2020, our net change in expected impacts from COVID-19 on our portfolio and estimated credit losses was not significant compared to the prior quarters of this year.

Non-interest income was $4.2 million for the third quarter of 2020, compared with $3.8 million in the prior quarter and $10.4 million in the prior year period. The sequential increase in non-interest income is primarily due to the increase in reserves for property tax receivables in the prior quarter. The year-over-year decrease in non-interest income is primarily due to a $6.4 million decrease in gains from the sale of assets. Non-interest expense was $14.2 million for the third quarter of 2020, compared with $13.5 million in the prior quarter and $17.0 million in the third quarter of 2019. The sequential quarter increase was primarily due to an intangible assets impairment charge of $1.0 million in the third quarter associated with the Company’s past acquisition of Fleet Financing Resources (FFR), as well as higher Salaries and Benefits expense primarily driven by an adjustment in the second quarter to reduce Incentive compensation probable payout, partially offset by a decrease in general and administrative expenses due to a $1.4 million reduction in the estimated liability for contingent consideration related to the FFR acquisition. The year-over-year decrease was primarily due to a $2.4 million reduction in Salaries and Benefits expense due to lower commission on lower origination volumes and lower incentive compensation driven by company performance, along with the aforementioned offsetting amounts related to FFR that only impacted 2020.

The Company’s efficiency ratio for the third quarter was 57.6% compared with 48.0% in the third quarter last year. Excluding the impact of certain non-GAAP adjustments, the Company’s efficiency ratio on an adjusted basis* for the third quarter was 53.4% compared with 46.1% in the third quarter of 2019.

Marlin recorded a $0.5 million tax expense in the third quarter, representing an effective tax rate of 16.1%. The lower effective tax rate during the quarter was due to the partial recapture of previously capped income tax benefit. In the second quarter of 2020, the Company recorded a $1.4 million tax benefit representing an effective tax rate of 18.9% due to a $0.6 million discrete reduction in the income tax benefit resulting from interim tax financial reporting requirements, and in the third quarter of 2019, the Company recorded $3.3 million of tax expense, representing an effective tax rate of 30.6%. The higher effective tax rate in the third quarter of 2019 reflects changes in state statutory rates and related revaluation of deferred tax as well as the establishment of a valuation allowance against certain net operating loss carryforwards that are not expected to be utilized.

Portfolio Performance
Allowance for credit losses as a percentage of total finance receivables was 6.75% at September 30, 2020 compared with 6.53% at June 30, 2020. In addition, under the incurred loss allowance model in 2019, the percentage was 1.86% at September 30, 2019.

For the three months ended September 30, 2020, the Company recorded a $7.2 million provision for credit losses, which was $0.5 million lower than the $7.7 million provision recognized for the three months ended September 30, 2019 and $11.6 million lower than the $18.8 million recognized in the second quarter of 2020. In the third quarter of 2020, our net change in expected impacts from COVID-19 on our portfolio and estimated credit losses was not significant compared to the prior quarters of this year.

As a result of the ongoing impact from COVID-19, through the end of the third quarter the Company has completed over 5,200 loan and lease restructure requests from customers who have been impacted by the pandemic. As of September 30, 2020, the Company had $129.9 million total receivables that were part of this program, or 14.3% of total net investment, or $117.6 million (13.4%) Equipment Finance and $12.2 million (46.1%) of Working Capital. In the third quarter, we processed new modifications for 406 contracts, or $9.4 million net investment, and we extended the modification period for 319 contracts with $16.4 million net investment.

Through the end of the third quarter, $109.1 million (84%) of modified contracts are out of the deferral period, and the current deferral period will expire for substantially all the remaining modified contracts before December 31, 2020. As of the end of the third quarter we have stopped taking new applications for modifications, although we may consider offering extensions in select cases as part of our loss mitigation strategies.

We are closely monitoring the performance of the modified contracts as their deferral period expires. The following table outlines the delinquency status of the Company’s portfolio as of September 30, 2020, including information on restructured contracts in deferral, and restructured contracts that have resumed scheduled payment. Modified contracts are reported in our delinquency and non-accrual data based on their status with respect to their modified terms.

	Net Investment (in thousands)					Delinquency Rate by population
	30	60	90+	Current	Total	30	60	90+	Current	Total
Equipment Finance

Out of deferral period(1)	$1,402	$1,646	$1,672	$94,905	$99,625	1.41%	1.65%	1.68%	95.26%	100%
In deferral period	371	733	—	16,943	18,047	2.06%	4.06%	—	93.88%	100%
Restructured Portfolio	1,773	2,379	1,672	111,848	117,672	1.51%	2.02%	1.42%	95.05%	100%

Non-Restructured	4,430	3,348	5,148	749,869	762,795	0.58%	0.44%	0.67%	98.31%	100%

Total Equipment Finance	$6,203	$5,727	$6,820	$861,717	$880,467	0.70%	0.65%	0.77%	97.87%	100%

	Net Investment (in thousands)					Delinquency Rate by population
	15	30	60+	Current	Total	15	30	60+	Current	Total
Working Capital
Out of deferral period(1)	$185	$207	$276	$8,820	$9,488	1.95%	2.18%	2.91%	92.96%	100%
In deferral period(1)	38	65	34	2,585	2,722	1.40%	2.39%	1.25%	94.96%	100%
Restructured Portfolio	223	272	310	11,405	12,210	1.83%	2.23%	2.54%	93.40%	100%

Non-Restructured	41	127	68	14,026	14,262	0.29%	0.89%	0.48%	98.34%	100%

Total Working Capital	$264	$399	$378	$25,431	$26,472	1.00%	1.51%	1.43%	96.06%	100%

________________
(1)   Contracts out of modification period reflect those that are no longer in the full or partial deferral period on or prior to September 30, 2020. For the in-deferral population of Equipment Finance, approximately 50% have full payment deferral, and the remainder have a partial payment during the deferral period. For Working Capital, substantially all contracts have a partial payment during deferral.

Equipment Finance receivables over 30 days delinquent were 213 basis points as of September 30, 2020, down 177 basis points from June 30, 2020, and up 86 basis points from September 30, 2019. Working Capital receivables over 15 days delinquent were 393 basis points as of September 30, 2020, down 45 basis points from June 30, 2020, and up 204 basis points from September 30, 2019. Annualized third quarter total net charge-offs were 4.54% of average total finance receivables versus 3.47% in the second quarter of 2020 and 1.99% a year ago.

Portfolio Concentration
We have a well-diversified portfolio across industries and geographical areas for both Equipment Finance and Working Capital. As more municipalities across the U.S. have reduced lockdowns and we have begun to remove our underwriting restrictions on industries and geographical areas, we have included the total industry concentration of our portfolio, as opposed to the highly impacted concentration. The following table reflects our portfolio concentrations by industry where net investment is in excess of 5% of the total portfolio as of September 30, 2020:

	Equipment Finance	Working Capital
Medical	13.5%	8.6%
Miscellaneous Services(1)	12.0%	8.2%
Retail	10.2%	13.6%
Construction	8.7%	11.2%
Restaurants	7.1%	7.8%
Professional Services	6.6%	6.3%
Manufacturing	5.9%	9.9%
Transportation	5.4%	3.2%
Auto Repair	3.3%	6.1%

________
(1)   Miscellaneous Services is an amalgamation of service related SIC codes, the largest of which are Business Services, Repair Services, and Equipment Rental and Leasing.

Capital and Liquidity
As of September 30, 2020, the Company had $195.1 million of Cash and cash equivalents, an increase of $72.0 million from December 31, 2019. As of September 30, 2020, the Company had additional available liquidity of $84.3 million from lines of credit with financial institutions and the Federal Reserve discount window. There were no borrowings made on these additional sources of liquidity as of September 30, 2020 or subsequently.

As of September 30, 2020, the Company’s consolidated equity to assets ratio was 16.49%. This compares to 15.13 % and 16.74%, in the prior quarter and year ago quarter, respectively. The Company’s Total Risk-based capital ratio was 22.49% as of September 30, 2020, which was 14.49% above our minimum regulatory requirement.

Corporate Developments
On October 29, 2020, Marlin’s Board of Directors declared a $0.14 per share quarterly dividend. The dividend is payable on November 19, 2020, to shareholders of record on November 9, 2020. Based on the closing stock price on October 28, 2020, the annualized dividend yield on the Company’s common stock is 8.24%.

* Non-GAAP Financial Measures: Net income (loss) on an adjusted basis and adjusted efficiency ratio are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP). See “Regulation G – Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, in accordance with Regulation G.

Conference Call and Webcast
Marlin will host a conference call on Friday, October 30, 2020 at 9:00 a.m. ET to discuss the Company’s third quarter 2020 results. The conference call details are as follows:
Third Quarter 2020 Financial Results Conference Call

Date:	Friday, October 30, 2020
Time:	9:00 a.m. Eastern Time / 6:00 a.m. Pacific Time
Dial-in:	1-877-407-0792 (Domestic)
1-201-689-8263 (International)
Conference ID:	13710845
Webcast:	http://public.viavid.com/index.php?id=141614

For those unable to participate during the live broadcast, a replay of the call will also be available from 12:00 p.m. Eastern Time on October 30, 2020 through 11:59 p.m. Eastern Time on November 13, 2020 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13710845.

About Marlin
Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. For more information about Marlin, visit marlincapitalsolutions.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements represent only the company’s current beliefs regarding future events and are not guarantees of performance or results. All forward-looking statements (including statements regarding expectations of future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “could”, “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others (including but not limited to the impact of the COVID-19 pandemic), affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained under the headings “Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the United States Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the “Investors” section of our website. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on such forward-looking statements.

Regulation G – Non-GAAP Financial Measures
The Company uses certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines net income on an adjusted basis as net income excluding after-tax income and expenses that are deemed to be unusual in nature or infrequent in occurrence and are not indicative of the underlying performance of the business for the period presented. The Company defines diluted earnings per share on an adjusted basis, return on average assets on an adjusted basis and return on average equity on an adjusted basis as the calculation used for the “as reported” number substituting net income as reported with net income on an adjusted basis while using the same denominator in the “as reported” number, where appropriate. The Company defines efficiency ratio on an adjusted basis as the calculation used for the “as reported” ratio adjusting the numerator for any discrete pre-tax adjustments used to present net income on an adjusted basis as well as the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, acquisition related expense, and Rep and Warranty liability adjustments, as applicable. The Company adjusts the denominator in the “as reported” ratio for pass-through lease revenue that is required to be presented on a gross basis in the income statement, as applicable. The Company defines General and administrative annualized percent of average finance receivables, on an adjusted basis, as the calculation used for the “as reported” ratio, adjusting the numerator for any General and administrative discrete pre-tax adjustments used to present net income on an adjusted basis, acquisition related general and administrative expenses, Rep and Warranty liability adjustments, and pass-through lease expenses that are required to be presented on a gross basis in the income statement, as applicable. The adjusted ratio uses the same denominator as the “as reported” ratio. The Company defines Non-interest expense divided by average total managed assets, on an adjusted basis, as the calculation used for the “as reported” ratio adjusting the number for any non-interest expense discrete pre-tax adjustments used to present net income on an adjusted basis as well as the impact of pass-through lease expenses that are required to be presented on a gross basis in the income statement, acquisition related expenses, and Rep and Warranty liability adjustments, as applicable. The adjusted ratio uses the same denominator as the “as reported” ratio. The Company believes that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.

Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Investor Contacts:
Mike Bogansky, Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen, Addo Investor Relations
lglassen@addoir.com
424-238-6249

-Tables to Follow--

Marlin Business Services Corp. and Subsidiaries Consolidated Balance Sheets (Unaudited) (Dollars in thousands, except share amounts)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$5,436	$4,701
Interest-earning deposits with banks	189,696	118,395
Total cash and cash equivalents	195,132	123,096
Time deposits with banks	8,456	12,927
Restricted interest-earning deposits	5,771	6,931
Investment securities	10,761	11,076
Net investment in leases and loans:
Leases	357,500	426,608
Loans	550,553	601,607
Net investment in leases and loans, excluding allowance for credit losses	908,053	1,028,215
Allowance for credit losses	(61,325)	(21,695)
Total net investment in leases and loans	846,728	1,006,520
Intangible assets	5,846	7,461
Goodwill	—	6,735
Operating lease right-of-use assets	7,729	8,863
Property and equipment, net	8,422	7,888
Property tax receivables, net of allowance	8,580	5,493
Other assets	8,526	10,453
Total assets	$1,105,951	$1,207,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$823,707	$839,132
Long-term borrowings	39,833	76,091
Operating lease liabilities	8,790	9,730
Other liabilities:
Sales and property taxes payable	5,706	2,678
Accounts payable and accrued expenses	25,533	34,028
Net deferred income tax liability	20,032	30,828
Total liabilities	923,601	992,487

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized; 11,974,651 and
12,113,585 shares issued and outstanding at September 30, 2020 and December 31, 2019,	120	121
respectively
Additional paid-in capital	75,893	79,665
Accumulated other comprehensive income (loss)	93	58
Retained earnings	106,244	135,112
Total stockholders’ equity	182,350	214,956
Total liabilities and stockholders’ equity	$1,105,951	$1,207,443

Marlin Business Services Corp. and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Interest income	$22,398	$27,708	$73,111	$80,673
Fee income	2,803	3,869	8,019	11,418
Interest and fee income	25,201	31,577	81,130	92,091
Interest expense	4,694	6,561	15,802	18,931
Net interest and fee income	20,507	25,016	65,328	73,160
Provision for credit losses	7,204	7,662	51,160	17,781
Net interest and fee income after provision for credit losses	13,303	17,354	14,168	55,379

Non-interest income:
Gain on leases and loans sold	87	6,456	2,426	13,400
Insurance premiums written and earned	2,082	2,230	6,612	6,538
Other income	2,044	1,676	11,172	10,573
Non-interest income	4,213	10,362	20,210	30,511
Non-interest expense:
Salaries and benefits	8,515	10,897	25,702	34,817
General and administrative	4,717	6,092	24,169	25,514
Goodwill impairment	—	—	6,735	—
Intangible assets impairment	1,016	—	1,016	—
Non-interest expense	14,248	16,989	57,622	60,331
Income (loss) before income taxes	3,268	10,727	(23,244)	25,559
Income tax expense (benefit)	525	3,281	(8,284)	6,857
Net income (loss)	$2,743	7,446	(14,960)	18,702

Basic (loss) earnings per share	$0.23	$0.61	$(1.27)	$1.52
Diluted (loss) earnings per share	$0.23	$0.60	$(1.27)	$1.51

Marlin Business Services Corp. and Subsidiaries Reconciliation of GAAP to Non-GAAP Financial Measures (Dollars in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net income (loss) as reported	$ 2,743	$ 7,446	$ (14,960)	$ 18,702
Deduct:
Goodwill impairment	—	—	(6,735)	—
Intangible assets impairment	(1,016)	—	(1,016)	—
Charge in connection with workforce reorganization	(836)	—	(1,713)	(311)
Charge in connection with office lease termination	(190)	—	(414)	—
Acquisition earn out valuation adjustment	1,435	—	1,435	—
Reversal of charges in connection with executive separation	—	—	—	218
Tax effect	152	—	2,108	24
Total adjustments, net of tax	(455)	—	(6,335)	(69)

Net tax benefit resulting from the CARES Act of 2020	—	—	3,256	—
Net income (loss) on an adjusted basis	$ 3,198	$ 7,446	$ (11,881)	$ 18,771

Diluted earnings (loss) per share
As reported	$0.23	$0.60	($1.27)	$1.51
As adjusted	$0.27	$0.60	($1.01)	$1.52
Return on Average Assets
As reported	0.98%	2.34%	-1.68%	2.00%
As adjusted	1.14%	2.34%	-1.33%	2.01%
Return on Average Equity
As reported	6.00%	14.58%	-10.31%	12.38%
As adjusted	6.99%	14.58%	-8.19%	12.43%

Efficiency Ratio numerator as reported	$ 14,248	$ 16,989	$ 57,622	$ 60,331
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	(607)	—	(8,443)	(93)
Acquisition related expenses	(286)	(670)	(957)	(2,142)
Rep & Warranty liability adjustment	(175)	—	(982)	—
Pass-through expenses	(49)	(9)	(6,063)	(6,251)
Efficiency ratio numerator on an adjusted basis	$ 13,131	$ 16,310	$ 41,177	$ 51,845

Efficiency Ratio denominator as reported	$ 24,720	$ 35,378	$ 85,538	$ 103,671
Adjustments to Denominator:
Pass-through revenue	(122)	42	(5,247)	(5,680)
Efficiency Ratio denominator on an adjusted basis	$ 24,598	$ 35,420	$ 80,291	$ 97,991

Efficiency Ratio
As reported	57.64%	48.02%	67.36%	58.19%
As adjusted	53.38%	46.05%	51.28%	52.91%

Marlin Business Services Corp. and Subsidiaries Reconciliation of GAAP to Non-GAAP Financial Measures (Dollars in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Non-interest Expense / Average total managed assets numerator, as reported	$14,248	$16,989	$57,622	$60,331
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	(607)	—	(8,443)	(93)
Acquisition related expenses	(286)	(670)	(957)	(2,142)
Rep & Warranty liability adjustment	(175)	—	(982)	—
Pass-through expenses	(49)	(9)	(6,063)	(6,251)
Non-interest Expense / Average total managed assets numerator, on an adjusted basis	$13,131	$16,310	$41,177	$51,845

Non-interest Expense / Average total managed assets
As reported	4.74%	5.32%	6.22%	6.55%
As adjusted	4.36%	5.10%	4.44%	5.63%

General and administrative expense Annualized % of
Avg. Fin. Receivables numerator, as reported	$4,717	$6,092	$24,169	$25,514
Adjustments to Numerator:
Expense adjustments as seen in Net Income reconciliation	1,245	—	1,021	—
Acquisition related expenses	(200)	(230)	(599)	(700)
Rep & Warranty liability adjustment	(175)	—	(982)	—
Pass-through expenses	(49)	(9)	(6,063)	(6,251)
General and administrative expense Annualized % of
Avg. Fin. Receivables numerator, as adjusted	$5,538	$5,853	$17,546	$18,563

General and administrative expense Annualized % of
Average Finance Receivables
As reported	2.04%	2.32%	3.32%	3.31%
As adjusted	2.40%	2.23%	2.41%	2.41%

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Net Income (Loss)	$7,446	$8,414	($11,821)	($5,882)	$2,743

Annualized Performance Measures:
Return on Average Assets	2.34%	2.74%	-3.98%	-1.88%	0.98%
Return on Average Stockholders' Equity	14.58%	16.04%	-22.75%	-12.41%	6.00%

EPS Data:
Net Income Allocated to Common Stock	$7,357	$8,313	($11,821)	($5,882)	$2,707
Basic Earnings (loss) per Share	$0.61	$0.69	($1.00)	($0.50)	$0.23
Diluted Earnings (loss) per Share	$0.60	$0.69	($1.00)	($0.50)	$0.23
Number of Shares - Basic	12,054,944	11,996,446	11,876,147	11,760,479	11,791,141
Number of Shares - Diluted	12,167,962	12,118,193	11,876,147	11,760,479	11,832,413

Cash Dividends Declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Direct Originations	$41,556	$50,421	$37,821	$6,617	$8,381
Indirect Originations	$139,472	$167,740	$113,760	$58,802	$58,736
Total Originations (1)	$181,028	$218,161	$151,581	$65,419	$67,117

Equipment Finance Originations	$154,781	$186,852	$127,681	$64,572	$65,764
Working Capital Loans Originations	$26,247	$31,309	$23,900	$847	$1,353
Total Originations (1)	$181,028	$218,161	$151,581	$65,419	$67,117

Assets originated for sale in the period	$18,174	$16,344	$3,301	$1,135	$62
Assets referred in the period	$2,408	$1,961	$2,509	$664	$1,297
Total Sourced Originations (1)	$201,610	$236,466	$157,391	$67,218	$68,476

Implicit Yield on Loans Originated:
Total (1)	13.38%	12.43%	12.45%	9.16%	9.34%
Direct	24.38%	23.20%	21.69%	13.80%	15.76%
Indirect	10.10%	9.19%	9.39%	8.64%	8.42%
Equipment Finance	9.57%	8.91%	8.95%	8.80%	8.77%
Working Capital	35.81%	33.51%	31.16%	36.75%	36.62%

Paycheck Protection Program Loans Originated	—	—	—	$4,178	$202
Implicit Yield on PPP Loans Originated	—	—	—	4.56%	2.76%

Assets sold in the period	$85,425	$114,483	$22,929	$1,127	$4,286

# of Leases / Loans Equipment Finance	6,836	7,279	5,863	3,178	3,410
Equipment Finance Approval Percentage	53%	54%	46%	37%	40%
Average Monthly Equipment Finance Sources	1,067	1,033	932	518	547

_________________
      (1)    Excludes Paycheck Protection Program (PPP) Loans Originated.

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Net Interest and Fee Margin Percentage
of Average Total Finance Receivables:
Interest Income	10.57%	10.34%	10.49%	9.90%	9.69%
Fee Income (4)	1.48%	1.46%	1.10%	1.00%	1.21%
Interest and Fee Income	12.05%	11.80%	11.59%	10.90%	10.90%
Interest Expense	2.50%	2.36%	2.25%	2.22%	2.03%
Net Interest and Fee Margin (NIM)	9.55%	9.44%	9.34%	8.68%	8.87%

Cost of Funds (2)	2.63%	2.57%	2.50%	2.17%	2.13%

Interest Income Equipment Finance	$22,355	$21,620	$21,076	$19,985	$19,719
Interest Income Working Capital	4,389	4,545	4,932	4,095	2,526

Average Total Finance Receivables	$1,048,798	$1,034,464	$1,008,823	$979,313	$924,635
Average Net Investment Equipment Finance	995,346	977,225	947,696	928,210	886,990
Average Working Capital Loans	53,452	57,239	61,127	51,103	33,696

End of Period Net Investment in leases and loans,
net of allowance:
Equipment Finance	$980,799	$947,477	$918,264	$876,919	$823,712
Working Capital	53,699	59,043	51,812	34,116	23,016
Total Owned Leases and Loans (3)	1,034,498	1,006,520	970,076	911,035	846,728

Assets Serviced for Others	264,226	341,064	328,252	296,401	261,144
Total Managed Assets	$1,298,724	$1,347,584	$1,298,328	$1,207,436	$1,107,872

Average Total Managed Assets	$1,278,394	$1,314,728	$1,343,862	$1,292,052	$1,203,502

Restructured Receivables:
Payment Deferral Modification Program:
Equipment Finance	—	—	$12,530	$115,941	$117,672
Working Capital	—	—	6,987	17,876	12,210
Total - $	—	—	$19,517	$133,817	$129,882

Total - as a % of Ending Finance Receivables	—	—	2.0%	13.7%	14.3%
Total - # of Active Modified Contracts	—	—	520	5,017	5,237

Other Restructured Contracts	$2,323	$2,668	$$3,096	$1,751	$1,035

_________________
(2) COF is defined as interest expense for the period divided by average interest-bearing liabilities, annualized

(3) Net investment in total finance receivables includes net investment in Equipment finance leases and loans and Working Capital loans.

(4) Effective January 1, 2020, in connection with the adoption of ASU 2016-13 “CECL”, residual income is no longer recorded as a component of fee income and instead is presented within the allowance for loan loss.

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Portfolio Asset Quality

Allowance
Total	$19,211	$21,695	$52,060	$63,644	$61,325
% of Total Finance Receivables	1.86%	2.15%	5.09%	6.53%	6.75%

Equipment Finance	$17,115	$19,796	$44,860	$55,682	$57,869
% of Net Investment Equipment Finance	1.75%	2.09%	4.66%	5.97%	6.57%

Working Capital	$2,096	$1,899	$7,200	$7,962	$3,456
% of Total Working Capital Loans	3.80%	3.14%	12.20%	18.92%	13.06%

Net Charge-Offs
Total	$5,228	$7,771	$7,846	$8,494	$10,488
% on Avg. Finance Receivables, Annualized	1.99%	3.00%	3.11%	3.47%	4.54%

Equipment Finance	$5,038	$6,634	$6,603	$7,872	$9,956
% on Avg. Finance Receivables, Annualized	2.02%	2.72%	2.79%	3.39%	4.49%

Working Capital	$190	$1,137	$1,243	$622	$532
% on Avg. Finance Receivables, Annualized	1.42%	7.95%	8.13%	4.87%	6.32%

Delinquency
Total Finance Receivables:
30+ Days Past Due	1.27%	1.40%	1.79%	3.83%	2.15%
60+ Days Past Due	0.83%	0.83%	1.00%	2.46%	1.42%

Equipment Finance:
30+ Days Past Due	1.27%	1.40%	1.82%	3.90%	2.13%
60+ Days Past Due	0.87%	0.86%	1.05%	2.52%	1.42%

Working Capital:
15+ Days Past Due	1.89%	1.75%	2.55%	4.38%	3.93%
30+ Days Past Due	1.34%	1.42%	1.14%	2.68%	2.94%

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Delinquency (continued)
Total Finance Receivables:
30+ Days Past Due	$13,130	$14,081	$18,249	$37,347	$19,527
60+ Days Past Due	$8,542	$8,383	$10,220	$24,015	$12,925

Equipment Finance:
30+ Days Past Due	$12,390	$13,226	$17,576	$36,217	$18,750
60+ Days Past Due	$8,515	$8,112	$10,156	$23,353	$12,546

Working Capital:
15+ Days Past Due	$1,043	$1,058	$1,504	$1,843	$1,041
30+ Days Past Due	$740	$855	$673	$1,130	$777

Non-Accrual
Total	0.68%	0.55%	0.66%	1.13%	0.92%
Equipment Finance	0.65%	0.49%	0.62%	1.06%	0.82%
Working Capital	1.34%	1.57%	1.28%	2.83%	4.32%

Total (5)	$7,047	$5,592	$6,705	$11,031	$8,375
Equipment Finance	$6,307	$4,646	$5,950	$9,842	$7,231
Working Capital	$740	$946	$755	$1,189	$1,144

_________________
(5)   Non-Accrual as of September 30, 2020 includes $1.8 million of Equipment Finance restructured contracts and $0.8 million of Working Capital restructured contacts.

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Expense Ratios
Salaries and Benefits Expense	$10,897	$9,351	$9,519	$7,668	$8,515
As a % of Avg. Fin. Receivables (annualized)	4.16%	3.62%	3.77%	3.13%	3.68%

Total personnel end of quarter	348	348	339	240	247

General and Administrative Expense	$6,092	$7,052	$13,605	$5,847	$4,717
As a % of Avg. Fin. Receivables (annualized)	2.32%	2.73%	5.39%	2.39%	2.04%

Adjusted General and Administrative Expense
As a % of Avg. Fin. Receivables (annualized) (6)	2.23%	2.40%	2.62%	2.21%	2.40%

Non-Interest Expense /
Average Total Managed Assets	5.32%	4.99%	8.89%	4.18%	4.74%

Adjusted Non-Interest Expense /
Average Total Managed Assets (7)	5.10%	4.56%	4.74%	3.75%	4.36%

Efficiency Ratio	48.02%	43.22%	83.51%	53.92%	57.64%

Adjusted Efficiency Ratio (7)	46.05%	40.23%	52.68%	47.58%	53.38%

_________________
(6)   Adjusted general and administrative expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures. See schedule for details.

(7)   Adjusted non-interest expense adjusts certain items, as defined in the reconciliation of GAAP to Non-GAAP financial measures. See schedule for details.

Marlin Business Services Corp. and Subsidiaries Supplemental Quarterly Data (Dollars in thousands, except share amounts)

	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020

Balance Sheet:
Assets
Investment in Leases and Loans	$1,032,868	$1,007,707	$1,002,611	$956,981	$891,940
Initial Direct Costs and Fees	20,841	20,508	19,525	17,698	16,113
Reserve for Credit Losses	(19,211)	(21,695)	(52,060)	(63,644)	(61,325)
Net Investment in Leases and Loans	$1,034,498	$1,006,520	$970,076	$911,035	$846,728
Cash and Cash Equivalents	132,461	123,096	211,070	211,706	195,132
Restricted Cash	7,576	6,931	6,474	6,072	5,771
Other Assets	72,881	70,896	75,917	67,402	58,320
Total Assets	$1,247,416	$1,207,443	$1,263,537	$1,196,215	$1,105,951

Liabilities
Deposits	869,257	839,132	941,996	902,191	823,707
Total Debt	91,739	76,091	62,193	50,890	39,833
Other Liabilities	77,633	77,264	70,858	62,130	60,061
Total Liabilities	$1,038,629	$992,487	$1,075,047	$1,015,211	$923,601

Stockholders' Equity
Common Stock	$122	$121	$119	$119	$120
Paid-in Capital, net	80,226	79,665	75,647	75,606	75,893
Other Comprehensive Income (Loss)	89	58	20	86	93
Retained Earnings	128,350	135,112	112,704	105,193	106,244
Total Stockholders' Equity	$208,787	$214,956	$188,490	$181,004	$182,350

Total Liabilities and
Stockholders' Equity	$1,247,416	$1,207,443	$1,263,537	$1,196,215	$1,105,951

Capital and Leverage:
Equity	$208,787	$214,956	$188,490	$181,004	$182,350
Debt to Equity	4.60	4.26	5.33	5.27	4.74
Equity to Assets	16.74%	17.80%	14.92%	15.13%	16.49%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	15.28%	16.31%	16.18%	15.05%	16.92%
Common Equity Tier 1 Risk-based Capital	17.72%	18.73%	18.64%	19.33%	21.17%
Tier 1 Risk-based Capital	17.72%	18.73%	18.64%	19.33%	21.17%
Total Risk-based Capital	18.98%	19.99%	19.94%	20.65%	22.49%